EXHIBIT 10.17
AMENDED AND RESTATED
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
OF ANCHORBANK, FSB
PURPOSE
     This AnchorBank, fsb (“Bank”) Supplemental Executive Retirement Plan (“Plan”) was initially adopted effective November 23, 1993, amended as of January 1, 1994 and amended and restated as of November 21, 2002. The purpose of the Plan is to provide those officers of the Bank or its holding company, Anchor BanCorp Wisconsin Inc., who are listed in Appendix A attached hereto with supplemental retirement benefits that will assist them in maintaining an accustomed standard of living.
     Accordingly, the Bank hereby adopts the Plan pursuant to the terms and provisions set forth below:
ARTICLE I
DEFINITIONS
     For purposes hereof, unless otherwise clearly apparent from the context, the following phrases and terms shall have the indicated meanings:
1.1	“Accrued Benefit” shall mean a Participant’s Target Benefit, multiplied by a factor, no greater than one, the numerator of which is his or her Years of Service and the denominator of which is fifteen (15).

1.2	“Actuarial Equivalent” shall mean an amount or a series of payments that, at a given point in time, is determined to have the same or equivalent value, at that point in time, as another given amount or another given series of payments, taking into consideration the time value of money, mortality and such other actuarial factors as may be appropriate (such determination to be made, to the extent applicable, on the basis of the same actuarial assumptions as are employed for the Basic Plan).

1.3	“Bank” shall mean AnchorBank, fsb, a federally-chartered savings bank.

1.4	“Basic Plan” shall mean the AnchorBank, fsb Retirement Plan, as now or hereafter amended, including any similar successor plan or plans.

1.5	“Board” shall mean the Board of Directors of the Bank.

1.6	“Cause” is defined in Section 10.4 of this Plan.

1.7	“Change of Control” is defined in Section 10.1 of this Plan.

1.8	“Committee” shall mean the administrative committee appointed to manage and administer this Plan is accordance with the provisions of Article XIII of this Plan.

1.9	“Company” shall mean Anchor Bancorp Wisconsin Inc.

1.10	“Considered Compensation” shall mean the total of all payments made to a Participant on account of employment with the Company or the Bank for services rendered, including any amounts of salary or bonus that the Participant may from time to time elect to defer under the Basic Plan or under any cafeteria plan (within the meaning of Section 125 of the Internal Revenue Code of 1986, as amended) or any nonqualified deferred compensation plan from time to time maintained by the Company or the Bank, but excluding:
(a)	payments arising from any stock bonus, stock option, stock appreciation right or restricted stock plan;

(b)	payments from any qualified or nonqualified employee benefit plan of the Company or the Bank; and

(c)	cost of living differentials and automobile allowances.
Considered Compensation in a particular period shall include salary and bonus payments actually received in that period, as well as any amounts of salary that would have been received in that period had payment not been deferred through participation in the Basic Plan or in a cafeteria plan or nonqualified deferred compensation plan of the Company or the Bank.
1.11	“Disability” shall mean a condition which qualifies for receipt of disability income payments under the Disability Plan.

1.12	“Disability Offset Amount” shall mean the sum of the following:
(a)	the annual amount of any disability income payments received by a Participant or his or her family members under the Social Security Act; and

(b)	the annual amount of disability income payments received by the Participant under the Disability Plan.
1.13	“Disability Plan” shall mean the long-term disability plan of the Bank, if any, as now or hereafter amended, including any similar successor plan or plans.

1.14	“Early Retirement Date” shall mean the date that a Participant attains the age of 55.

1.15	“Final Average Earnings” shall mean the average of the highest annual Considered Compensation received by a Participant during any three of the current and preceding ten calendar years. At any point in time, Final Average Earnings shall be computed to the date of determination by taking into account actual Considered Compensation during the current calendar year (with annualization) and the ten preceding calendar years.

1.16	“Normal Retirement Date” shall mean the first day of the month following the month in which a Participant attains age 62.

1.17	“Participant” shall mean an executive of the Company or the Bank designated by the Board and approved by the Committee who is listed in Appendix A attached hereto.

1.18	“Plan” shall mean this Supplemental Executive Retirement Plan of AnchorBank, fsb.

1.19	“Target Benefit” shall mean an amount equal to 60% of a Participant’s Final Average Earnings.

1.20	“Trust” shall mean the Amended and Restated Deferred Compensation Trust Agreement among the Company, the Bank and the Trustee.

1.21	“Trustee” shall mean Houghton, Taplick & Co., a certified public accounting firm headquartered in Madison, Wisconsin.

1.22	“Vested Amount” shall, at any point in time, mean the following:
(a)	if a Participant has not attained age 62, the Vested Amount will be a fraction, not greater than one, derived by dividing (i) the Participant’s Years of Participation, by (ii) the total potential Years of Participation the Participant can accrue if he or she remains a Participant in the Plan until he or she attains age 62.

(b)	if the Participant has attained age 62, the Vested Amount will be 100%.
1.23	“Year of Participation” shall mean, except as provided in Section 4.3, each whole calendar year of employment with the Company and/or the Bank during which an employee is a Participant in this Plan. Fractional credit shall be granted for each additional whole month of such employment during which an employee is a Participant in this Plan.

1.24	“Year of Service” shall mean each whole calendar year of employment with the Company and/or the Bank, including (a) periods of employment (and periods of deemed service during which a Participant was receiving payments under a disability income plan sponsored by the Company or the Bank) prior to the effective date of this Plan, and (b) to the extent provided in Section 4.3, periods of deemed service after the effective date of this Plan during which a Participant receives payments under the Disability Plan. Fractional credit shall be granted for each additional whole month of such employment (and deemed employment).
ARTICLE II
PARTICIPATION
2.1	Participation. Upon nomination by the Board and approval by the Committee, an executive of the Company or the Bank shall become a Participant effective as of the date specified in the nomination document.

ARTICLE III
RETIREMENT
3.1	Normal Retirement Benefit. Upon retirement from the Company and the Bank at or after his or her Normal Retirement Date, a Participant shall be entitled to receive an annual retirement benefit equal to his or her Accrued Benefit as of the date of retirement.

3.2	Early Retirement Benefit. A Participant who retires prior to his or her Early Retirement Date shall not be entitled to any benefit under this Plan. A Participant who, with the consent of the Committee, retires after that date but prior to his or her Normal Retirement Date shall, subject to Section 3.4, be entitled to receive an annual retirement benefit equal to the Vested Amount of his or her Accrued Benefit as of the date of retirement, reduced by a factor of one quarter of one percent (.25%) for each full month by which the date of retirement precedes the Participant’s Normal Retirement Date. Except as otherwise expressly provided in this Plan, a Participant who, without the consent of the Committee, retires or voluntarily terminates employment after his or her Early Retirement Date but prior to his or her Normal Retirement Date shall not be entitled to any benefit under this Plan.

3.3	Form and Time of Retirement Payments. For an unmarried Participant, the normal form of benefit will be a single life annuity in an annual amount equal to the annual retirement benefit determined pursuant to Section 3.1 or 3.2 above. For a married Participant, the normal form of benefit will be a joint and survivor annuity that is the Actuarial Equivalent of the single life annuity that the Participant would have received had he or she been unmarried. Notwithstanding the foregoing, an early or normal retirement benefit may be payable to an unmarried Participant or a married Participant, as such Participant shall elect, upon written request to the Committee, in the form of either (1) a ten (10) or fifteen (15) year annuity or (2) a lump sum distribution, which payment (the annuity or lump sum distribution) shall be the Actuarial Equivalent of the single life annuity or joint and survivor annuity that the Participant would have otherwise received pursuant to the provisions of this Section 3.3. Annuity payments to be made over time shall be made in equal monthly installments commencing effective as of the first month following retirement. Annuity payments shall not be adjusted on account of a Participant’s deferral of retirement past his or her Normal Retirement Date, except to the extent such adjustment results from changes in a Participant’s Final Average Earnings. The Bank may withhold from any payment any income tax or other amounts as required by law.

3.4	Early Retirement for the Convenience of the Company or the Bank. In the event that a Participant, at the written request of the Company or the Bank, retires after his or her Early Retirement Date but prior to his or her Normal Retirement Date, the Committee, in its sole and absolute discretion, may elect to treat the Vested Amount of the Participant’s Accrued Benefit as 100%.

ARTICLE IV
DISABILITY
4.1	Disability Benefit. If a Participant surfers a Disability after his or her Early Retirement Date but prior to his or her Normal Retirement Date for which he or she receives disability income payments under the Disability Plan, the Participant shall be entitled to receive an annual disability benefit under this Plan equal to 60% of the Participant’s Final Average Earnings, as of the date of onset of the Disability, reduced by the Disability Offset Amount.

4.2	Form and Duration of Disability Payments. The annual disability benefit under Section 4.1 shall be payable in equal monthly installments commencing with the month in which payments commence under the Disability Plan and continuing until the earliest of the following dates:
(a)	the date the Participant returns to active employment with the Company, the Bank or another employer;

(b)	the date that disability income payments cease under the Disability Plan; or

(c)	the Participant’s Normal Retirement Date or date of death.
4.3	Benefits on Cessation of Disability Payments. After a Participant’s disability benefits cease pursuant to Section 4.2, the Participant shall be entitled to benefits under this Plan determined as follows:
(a)	If the Participant’s disability benefits cease because the Participant returns to active employment with the Company or the Bank, or if they cease pursuant to Section 4.2(b) and the Participant returns to active employment with the Company or the Bank within six (6) months following such cessation, then (i) the Participant shall be credited with Years of Service and Years of Participation for the period during which disability benefits were provided under this Plan; and (ii) the Participant shall thereafter be entitled to receive such benefits, if any, as are available under the other provisions of this Plan.

(b)	If the Participant’s disability benefits cease because the Participant returns to active employment with another employer, or if they cease pursuant to Section 4.2(b) and the Participant does not return to active employment with the Company or the Bank within six (6) months following such cessation, then (i) the Participant shall, for purposes of this Plan, be considered to have terminated employment as of the date of onset of his or her Disability and shall be credited with no further Years of Service or Years of Participation after that date; and (ii) the Participant shall thereafter be entitled to receive such benefits, if any, as are available under the other provisions of this Plan.

(c)	If the Participant’s disability benefits cease because the Participant reaches his or her Normal Retirement Date or dies, then (i) the Participant shall be credited with Years of Service and Years of Participation for the period during which disability benefits were provided under this Plan; and (ii) the Participant shall be entitled to receive the benefit specified in Section 3.1 as if he or she had retired on that date, or the Participant’s spouse shall be entitled to receive any death benefit specified in Section 5.1, as the case may be. Such benefit shall be computed as of the Participant’s Normal Retirement Date or date of death, as the case may be, based on the Participant’s Final Average Earnings as of the date of onset of the Participant’s Disability, without reduction for disability benefits paid under this Plan. Such benefit shall be paid at the time and in the annuity form specified in Section 3.3 or Section 5.1, as the case may be, except that, in the case of payments pursuant to Section 3.3, if any Disability Offset Amounts continue to be paid following the Participant’s Normal Retirement Date, the annuity payments shall be offset by such amounts so long as they continue to be paid.
4.4	Disability after Normal Retirement Date. If a Participant suffers a Disability after his or her Normal Retirement Date but prior to actual retirement, the Participant shall be deemed to have retired as of the date of onset of the Disability and shall thereafter be entitled to receive the benefit specified in Section 3.1. Such benefit shall be computed as of the Participant’s deemed date of retirement and shall be paid at the time and in the annuity form specified in Section 3.3, except that if any Disability Offset Amounts are paid following the Participant’s deemed retirement, the annuity payments shall be offset by such amounts so long as they continue to be paid.

4.5	Disability Prior to Early Retirement Date. A Participant who suffers a Disability prior to his or her Early Retirement Date shall not be entitled to receive any disability benefit under this Plan.
ARTICLE V
DEATH BENEFIT
5.1	Death after Early Retirement Date. If a Participant dies after his or her Early Retirement Date but before receiving any benefits under Article III of this Plan, then, if the Participant has a surviving spouse to whom the Participant was married for at least twelve (12) months prior to the Participant’s death, such spouse shall be entitled to receive an annual benefit, payable in equal monthly installments for the remainder of his or her life, equal to 66 2/3% of the annual retirement benefit that the Participant would have been entitled to receive under Article III if the Participant had retired immediately prior to his or her death and such benefit had been paid pursuant to Section 3.3 in the form of a 66 2/3% joint and survivor annuity (with such benefit to be computed by treating the Vested Amount of the Participant’s Accrued Benefit as 100%). If a Participant dies after his or her Early Retirement Date but before receiving any benefits under Article III of this Plan, then, if the Participant does not have a surviving spouse to whom the Participant was married for at least twelve (12) months prior to the Participant’s death, the beneficiary or beneficiaries designated in writing by the Participant (or the Participant’s estate if the Participant fails to so designate a beneficiary or beneficiaries) shall be entitled to receive the Actuarial Equivalent of the Accrued Benefit accrued by the Bank as of the date of the Participant’s death.

5.2	Death before Early Retirement Date. If a Participant dies prior to his or her Early Retirement Date, no benefit shall be paid to the surviving spouse of the Participant under this Plan.
ARTICLE VI
TERMINATION OF EMPLOYMENT
6.1	Termination Prior to Early Retirement Date. If a Participant’s employment with the Company or the Bank is terminated voluntarily or involuntarily prior to the Participant’s Early Retirement Date, then, except as expressly provided in Section 10.2 below, the Participant shall not be entitled to receive any benefits under this Plan.

6.2	Termination without Cause after Early Retirement Date. If, following his or her Early Retirement Date, the Company or the Bank terminates a Participant’s employment without Cause, the Participant shall be entitled to receive (a) the benefits specified in Section 3.1, if such termination occurs on or after the Participant’s Normal Retirement Date; or (b) the benefits specified in Section 3.2, if such termination occurs prior to the Participant’s Normal Retirement Date.

63	Termination with Cause after Early Retirement Date. If, following his or her Early Retirement Date, the Company or the Bank terminates a Participant’s employment with Cause, then, except as expressly provided in Section 10.2 below, the Participant shall not thereafter be entitled to any benefits under this Plan.

For purposes of this Section 6.3, no act, or failure to act, on the part of the Participant shall constitute “Cause” if done, or omitted to be done, by the Participant in good faith and in the reasonable belief that the act or omission was in the best interests of the Company or the Bank. A Participant shall not be deemed to have been terminated for “Cause” unless and until the Participant receives a copy of a resolution duly adopted by the affirmative vote of not less than three-fourths (3/4) of the entire membership of the Board of Directors of the Company or the Bank, as applicable, called and held for that purpose (after reasonable notice to the Participant and an opportunity for the Participant, together with his or her counsel, to be heard before such Board of Directors), finding that in the good faith opinion of such Board of Directors, the Participant was guilty of conduct which constitutes “Cause” and specifying the particulars thereof.
ARTICLE VII
LIABILITY TO PARTICIPANTS
7.1	General Assets. Amounts payable to a Participant shall be paid exclusively from the general assets of the Bank.

7.2	Bank’s Liability. The Bank’s liability for the payment of benefits shall be defined only by this Plan.

7.3	Limitation of Obligation. Except as expressly provided for in this Plan, the Bank shall have no obligation under this Plan to a Participant or his or her spouse, if any.

7.4	Participant Cooperation. A Participant must at all times cooperate with the Bank and the Committee and furnish all information requested by the Bank or the Committee in order to facilitate the determination of benefits or the administration of this Plan. Such cooperation shall include, without limitation, taking a physical or mental examination if so requested by the Bank or the Committee. If a Participant fails promptly to cooperate or furnish requested information, the Committee, in its sole and absolute discretion, may withhold benefits from the Participant.

7.5	Unsecured General Creditor. A Participant and his or her spouse or beneficiary or beneficiaries, if any, shall not have, by reason of this Plan, any legal or equitable rights, claims or interests in any property or assets of the Bank nor shall they be beneficiaries of, or have any legal or equitable rights, claims or interest in, the life insurance policies or annuities or the proceeds therefrom owned, or which may be acquired, by the Bank. Any and all of the Bank’s assets shall be, and remain, the general, unpledged unrestricted assets of the Bank. The Bank’s obligations under this Plan shall be merely those of an unfunded and unsecured promise of the Bank to pay money in the future.
ARTICLE VIII
NO GUARANTEE OF EMPLOYMENT
8.1	No Guarantee of Employment. Nothing in this Plan shall alter in any manner the Bank’s or the Company’s employment relationship with a Participant.
ARTICLE IX
PLAN AMENDMENT AND TERMINATION
9.1	Amendment. The Bank may amend this Plan at any time so long as the rights required to be preserved on termination under Section 9.2 are not reduced. No amendment of this Plan or waiver of any of the specific provisions of this Plan shall be valid unless made pursuant to a duly executed written document.

9.2	Termination. Subject to Article X, the Bank may terminate this Plan at any time, for any reason, as follows:
(a)	Termination shall be by notice to the Committee, which shall notify Participants of the termination. The effective date of the termination shall not be earlier than the first day of the month in which notice is given.

(b)	After the effective date of termination, no further executives shall be selected for participation and no further benefits shall accrue for existing Participants.

(c)	In the event of termination, the retirement benefits of each existing Participant shall be paid at the time and in the amount and form specified under the terms of this Plan as in effect before termination, except that the Participants’ respective Accrued

Benefits and Vested Amounts shall be based on their Final Average Earnings, Years of Service and Years of Participation as of the effective date of termination of this Plan. Notwithstanding the foregoing, the Bank shall be entitled to provide retirement benefits in any alternative form that is the Actuarial Equivalent of the form in which the retirement benefits were payable under the terms of this Plan in effect before termination.

(d)	Unless otherwise expressly provided at the time of termination of this Plan, no Participant shall be entitled to any benefit under this Plan on account of any Disability that commences following the effective date of termination of this Plan.
ARTICLE X
CHANGE OF CONTROL
10.1	Change of Control. For purposes of this Plan, the term “Change of Control” shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”) or any successor thereto, provided that, without limiting the foregoing, a change in control also shall mean the occurrence of any of the following events:
(a)	any “person” (as defined in Section 3(a)(9) of the Exchange Act) or “group” of persons (as provided under Rule 13d-3 under the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 or otherwise under the Exchange Act), directly or indirectly (including as provided in Rule 13d-3(d)(l) under the Exchange Act), of capital stock of the Company the holders of which are entitled to vote for the election of directors (“voting stock”) representing that percentage of the Company’s then outstanding voting stock (giving effect to the deemed ownership of securities by such person or group, as provided in Rule 13d-3(d)(l) the Exchange Act, but not giving effect to any such deemed ownership of securities by another person or group) equal to or greater than twenty-five percent (25%) of all such voting stock;

(b)	during any period of twenty four consecutive months, individuals who at the beginning of such period constituted the Board of Directors of the Company (including for this purpose any new director whose election or nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board of Directors of the Company (excluding any seat on such Board of Directors that is vacant or otherwise unoccupied); and

(c)	there shall be consummated any consolidation, merger, stock for stock exchange or similar transaction (collectively, “Merger Transactions”) involving securities of the Company in which holders of voting stock of the Company immediately prior to such consummation own, as a group, immediately after such consummation, voting stock of the Company (or, if the Company does not survive the Merger

Transaction, voting securities of the corporation surviving such transaction) having less than 50% of the total voting power in an election of directors of the Company (or such other surviving corporation).
10.2	Termination of Employment Following a Change of Control. If, during the three-year period following a Change of Control, the employment of a Participant terminates prior to his or her Normal Retirement Date (whether before or after his or her Early Retirement Date), then, except as provided in the last sentence of this Section 10.2, the Participant shall be deemed to have retired under the provisions of this Plan as of his or her date of termination, and shall be entitled to receive a retirement benefit in an annual amount equal to the Participant’s Target Benefit (with the Target Benefit to be determined based on the Final Average Earnings of the Participant as of the date of termination). Such retirement benefit shall be paid in accordance with the provisions of Section 3.3 of this Plan. No benefits shall be payable under this Section 10.2, if (i) the Participant voluntarily terminates his or her employment (unless such employment has been constructively terminated within the meaning of Section 10.3 and the Participant terminates within six (6) months thereafter following written notice to the Company or the Bank, as applicable, of the reason for such termination), (ii) the Company or the Bank terminates the Participant’s employment for Cause or (iii) the Participant’s employment terminates on account of Disability or death.

10.3	Constructive Termination of Employment. A Participant’s employment shall be deemed to be constructively terminated if:
(a)	the Participant’s salary is either reduced by more than ten percent, or not increased for a period of two years, unless the salaries of all other Participants and officers of the Company or the Bank are reduced in equal proportions or are not increased during the same period;

(b)	the title, duties or responsibilities of the Participant’s job are substantially reduced from those existing prior to the Change of Control;

(c)	the Participant’s place of employment is changed by a distance of more than twenty- five (25) miles without such Participant’s consent; or

(d)	the Participant’s salary is reduced by 25% or more.
10.4	Definition of Cause. For purposes of this Plan, the Company or the Bank shall have “Cause” to terminate the employment of a Participant if such termination is based upon:
(a)	the Participant’s willful and continuous failure to substantially perform his or her duties with the Company or the Bank (other than any such failure resulting from incapacity due to physical or mental illness) after a demand for substantial performance is delivered to the Participant by the Board of Directors of the Company or the Bank, as applicable, which specifically identifies the manner in which such Board of Directors believes that the Participant has not substantially performed his or her duties; or

(b)	the Participant’s willfully engaging in gross misconduct demonstrably injurious to the Company or the Bank.
For purposes of this Section 10.4, no act, or failure to act, on the part of the Participant shall be considered “willful” if done, or omitted to be done, by the Participant in good faith and in the reasonable belief that the act or omission was in the best interests of the Company or the Bank. A Participant shall not be deemed to have been terminated for Cause unless and until the Participant receives a copy of a resolution duly adopted by the affirmative vote of not less than three fourths (3/4) of the entire membership of the Board called and held for that purpose (after reasonable notice to the Participant and an opportunity for the Participant, together with his or her counsel, to be heard before such Board of Directors), finding that, in the good faith opinion of such Board of Directors, the Participant was guilty of conduct which constitutes “Cause” and specifying the particulars thereof.
ARTICLE XI
OTHER BENEFITS AND AGREEMENTS
11.1	Coordination with Other Benefits. The benefits under this Plan for a Participant and his or her spouse or beneficiary or beneficiaries, if any, are in addition to any other benefits available under any other plan or program for employees of the Company or the Bank. This Plan shall supplement and shall not supersede, modify or amend any other such plan or program.
ARTICLE XII
RESTRICTIONS ON ALIENATION OF BENEFITS
12.1	Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey, in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof. No part of the amounts payable hereunder shall, prior to actual payment, be subject to any claims of creditors and, in particular, they shall not be subject to attachment, garnishment, seizure or sequestration by any creditor for the payment of any debts, judgments, obligations, alimony or separate maintenance owed by a Participant or his or her spouse or beneficiary or beneficiaries, if any.
ARTICLE XIII
ADMINISTRATION OF PLAN
13.1	Committee Administration. The general administration of this Plan, as well as construction and interpretation hereof, shall be the responsibility of the Committee, the number of members of which shall be designated from time to time by the Board and the members of which shall be appointed from time to time by, and shall serve at the pleasure of, the Board.

13.2	Committee Authority. The Committee shall have the exclusive right and authority:
(a)	to from time to time establish rules, forms and procedures for the administration of this Plan;

(b)	to interpret this Plan and to correct any defect, supply any information and reconcile any inconsistency in such manner and to such extent as the Committee, in its sole and absolute discretion, shall deem necessary or advisable to carry out the purpose of this Plan; and

(c)	to make all other determinations that the Committee, in its sole and absolute discretion, shall deem necessary or advisable in connection with the administration of this Plan, including, without limitation, determination of (i) the benefit amounts to which a Participant is entitled (and the appropriate Final Average Earnings, Disability Offset Amount, Years of Service and/or Years of Participation to be used in determining such benefit amounts); (ii) whether Cause existed for the termination of employment of a Participant; (iii) whether or not to consent to a Participant’s early retirement pursuant to Section 3.2 and (v) whether benefits are to be withheld or terminated pursuant to Section 7.4 and/or Section 9.2. Subject to the claims procedures set forth in Article XIV, all rules, procedures, interpretations and determinations made by the Committee in good faith shall be final, conclusive and binding upon all persons having or claiming to have any right or interest under this Plan.
13.3	Committee Indemnity. No member of the Committee shall be liable for any act or omission of any other member of the Committee, nor for any act or omission on his or her own part, excepting his or her own gross negligence or willful misconduct. To the full extent permitted by applicable law, the Bank shall indemnify and hold harmless each member of the Committee against any and all expenses and liabilities arising out of his or her membership on the Committee, with the exception of expenses and liabilities arising out of his or her own gross negligence or willful misconduct.
ARTICLE XIV
CLAIMS PROCEDURES
14.1	Presentation of Claim. Any Participant or the surviving spouse or beneficiary or beneficiaries, if any, of a deceased Participant (such Participant or other person being referred to below as a “Claimant”) may deliver to the Committee a written claim for a determination with respect to the amounts distributable to such Claimant from this Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within sixty (60) days after such notice was received by the Claimant. The claim must state with particularity the determination desired by the Claimant.

14.2	Notification of Decision. The Committee shall consider a Claimant’s claim within a reasonable time and shall notify the Claimant in writing:
(a)	that the Claimant’s requested determination has been made, and that the claim has been allowed in full; or

(b)	that the Committee has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:
(i)	the specific reason(s) for the denial of the claim, or any part of it;

(ii)	specific reference(s) to pertinent provisions of this Plan upon which such denial was based;

(iii)	a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary; and

(iv)	an explanation of the claim review procedure set forth in Section 14.3.
14.3	Review of Denied Claim. Within sixty (60) days after receiving a notice from the Committee that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file with the Committee a written request for a review of the denial of the claim. Thereafter, but not later than thirty (30) days after filing of the written request for review, the Claimant (or the Claimant’s duly authorized representative):
(a)	may review pertinent documents;

(b)	may submit written comments or other documents; and/or

(c)	may request a hearing, which request the Committee, in its sole and absolute discretion, may grant.
14.4	Decision on Review. The Committee shall render its decision on review promptly, and not later than sixty (60) days after the filing of a written request for review of the denial, unless a hearing is held or other special circumstances require additional time, in which case the Committee’s decision must be rendered within one hundred and twenty (120) days after such date. Such decision must be written in a manner calculated to be understood by the Claimant, and it must contain:
(a)	specific reasons for the decision; and

(b)	specific reference(s) to pertinent provisions of this Plan upon which such decision was based.
Any decision on review made by the Committee in good faith shall be final, conclusive and binding upon the Claimant, unless the decision is determined to have been arbitrary and capricious.

ARTICLE XV
THE TRUST
15.1	Funding of Trust. Upon a Change of Control, unless otherwise instructed prior to the Change of Control by a Participant or, if applicable, his or her spouse or beneficiary or beneficiaries, if any, the Bank shall make an irrevocable contribution to a grantor trust (as provided in IRS Revenue Procedure 92-64 or any successor thereto by law, regulation, revenue procedure or otherwise) in an amount that is sufficient to pay each Participant, spouse or beneficiary the benefits to which Participants, their spouses or their beneficiaries would be entitled pursuant to the terms of this Plan as of the date on which the Change of Control occurred.

15.2	Interrelationship of the Plan and the Trust. The provisions of this Plan shall govern the rights of a Participant and any spouse or beneficiaries of such Participant to distributions pursuant to this Plan. The provisions of the Trust shall govern the rights of the Bank, Participants, any spouse or beneficiaries of Participants and the creditors of the Bank to the assets transferred to the Trust. The Bank shall at all times remain liable to carry out its obligations under this Plan. The Bank’s obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust.
ARTICLE XVI
MISCELLANEOUS
16.1	Notice. Any notice required or permitted to be given under this Plan by a Participant or a Claimant shall be in writing and shall be hand delivered against receipt, or mailed via registered or certified mail, return receipt requested, to:
Board of Directors
AnchorBank, fsb
25 West Main Street
Madison, Wisconsin 53703
Any notice to a Participant or other person, if any, required or permitted to be given under this Plan by the Committee or the Board shall be in writing and shall be hand delivered to the Participant or other person, or mailed via registered or certified mail, return receipt requested, to the last known address for the Participant or other person as shown on the records of the Company or the Bank.

16.2	Successors. This Plan shall be binding upon the Bank and its successors and assigns, and upon a Participant, the Participant’s spouse, if any, and their permitted assigns, heirs, executors and administrators.

16.3	Governing Law. This Plan shall be governed by and construed under the laws of the State of Wisconsin.

16.4	Pronouns. Masculine pronouns wherever used shall include feminine pronouns and the singular shall include the plural.

16.5	Headings. The headings of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

16.6	Validity. In the event any provision of this Plan shall be illegal or invalid for any reason, the illegality or invalidity of that provision shall not affect the remaining provisions hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

APPENDIX A
The Bank has designated the following person(s) as Participants in its Supplemental Executive Retirement Plan as of November 23,1993:
Douglas J. Timmerman, the Company’s and the Bank’s Chairman, President and Chief Executive Officer.